Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of ProPhase Labs, Inc. on Form S-8, of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of ProPhase Labs, Inc. as of December 31, 2021 and 2020 and for the two-year period ended December 31, 2021.

/s/ Friedman LLP

East Hanover, New Jersey

November 14, 2022